Exhibit 99.1

FOR IMMEDIATE RELEASE

METRON REPORTS FOURTH QUARTER FISCAL 2004
FINANCIAL RESULTS

Company Revenues Up 18% Sequentially; Gross Margins Reach Record

SAN JOSE, Calif. — July 8, 2004 — Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for the fourth quarter of fiscal 2004, ended May 31, 2004.

Revenues for the fourth quarter of fiscal 2004 were $62.2 million, compared with $52.7 million for the third quarter of fiscal 2004. Gross margins for the fourth quarter of fiscal 2004 were 23.3 percent, a 140 basis point improvement over the prior quarter.

In accordance with generally accepted accounting principles (GAAP), Metron’s net loss for the fourth quarter of fiscal 2004 was $89,000, or $(0.01) per share. This compares with a net loss of $4.1 million, or $(0.33) per share, in the third quarter of fiscal 2004. The fourth quarter loss included a restructuring charge of $0.8 million. Before the restructuring charge, the non-GAAP net income for the fourth quarter was $0.7 million, or $0.05 per share, versus the guidance of a loss of $(0.05) to $(0.10) per share provided in April 2004.

Metron’s total cash balance as of May 31, 2004 was $12.1 million, compared to $7.0 million at February 29, 2004. Metron generated $3.2 million in cash flow from operations in the fourth quarter. Metron’s cash position as of May 31, 2004 does not reflect the net proceeds from the issuance of $6.0 million of convertible debentures in June 2004. Days sales in receivables increased by one day to 65 days. Gross inventory turns increased to 4.2 times from 3.5 in the third quarter.

“We are pleased that Metron achieved a non-GAAP net income of five cents per share and that we met or exceeded all financial metrics that we guided to in April,” said Ed Segal, chairman and chief executive officer of Metron. “We further improved the balance sheet, had positive cash flow and record gross margins. In fact, gross margins improved for the seventh consecutive quarter. We believe that these are positive signs that the industry is embracing our outsourced solutions model.”

Segal continued, “Our accomplishments are a direct reflection of our higher margin product mix and our ability to manage costs. As our outsourcing business model continues to mature, we will aggressively pursue higher margin, higher growth opportunities that yield more control to Metron over our destiny.”

Guidance

Financial results for the first quarter of fiscal 2005 (ending August 31, 2004) are expected to be as follows:

•      Revenues modestly higher;

•      Gross profit margin between 23 and 24%;

•      A profit of $0.03 to $0.05 cents per share before restructuring charges; and

•      Cash flows from operations to be positive.

Conference Call

Metron will broadcast its conference call discussion of fourth quarter fiscal 2004 financial results on Thursday, July 8, 2004 at 2 p.m. PT (5 p.m. ET).  To listen to the call, please dial (773) 756-4600 ten minutes prior to the start of the call and reference the pass code: Metron.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, dial (402) 998-0941.

                Metron’s conference call will also be available via a live webcast from the investor relations section of the Metron web site at http://investor.metrontech.com. Access the web site fifteen minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at http://investor.metrontech.com for one year.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to Metron Technology’s anticipated financial results for the first quarter of fiscal 2005 and its ability to pursue higher margin, higher growth opportunities. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks related to Metron Technology’s dependence upon a few key suppliers and a relatively small number of customers for a majority of its revenue, variations in the amount of time it takes for it to sell its products and collect accounts receivable and in the timing of customer orders, risks associated with the semiconductor industry and its periodic downturns and other risks detailed from time to time in Metron Technology’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended February 29, 2004. Metron Technology does not undertake any obligation to update forward-looking statements.

Contact:

Douglas McCutcheon	Christina Carrabino
Sr. Vice President & CFO	Account Director
Metron	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

— Summary Financial Data Attached —

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share data)

	Three months ended May 31,		Year ended May 31,
	2004	2003	2004	2003

Net revenue	$62,168	$56,645	$205,867	$235,665
Cost of revenue	47,695	45,262	161,153	191,469
Gross profit	14,473	11,383	44,714	44,196
Selling, general and administrative	12,684	13,031	52,049	56,059
Research, development and engineering	405	442	2,213	442
Restructuring costs	774	2,206	4,030	5,204
Goodwill impairment	—	—	—	8,292
Other operating income, net of associated costs	448	2,686	448	4,040
Operating income (loss)	1,058	(1,610)	(13,130)	(21,761)
Equity in net income (loss) of joint ventures	—	(7)	(50)	29
Other expense, net	(312)	(157)	(2,181)	(1,394)
Income (loss) before income taxes	746	(1,774)	(15,361)	(23,126)
Provision for income taxes	835	4,486	1,517	3,543
Net loss	$(89)	$(6,260)	$(16,878)	$(26,669)

Loss per common share
Basic and diluted	$(0.01)	$(0.49)	$(1.33)	$(2.05)

Weighted average number of shares
Basic and diluted	12,776	12,787	12,674	12,996

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	May 31, 2004	May 31, 2003

ASSETS
Cash and cash equivalents	$12,107	$12,179
Accounts receivable	43,937	37,316
Amounts due from affiliates	2,050	852
Loan to officer/shareholder	110	110
Inventories	46,719	38,131
Prepaid expenses and other current assets	12,384	12,796
Total current assets	117,307	101,384
Property, plant and equipment, net	20,035	24,921
Intangible and other assets	8,171	2,182
Total assets	$145,513	$128,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$34,847	$21,511
Amounts due to affiliates	3,044	8,711
Accrued wages and employee-related expenses	4,716	5,231
Deferred revenue	11,187	4,496
Short-term borrowings and current portion of long-term debt	13,882	13,261
Amounts payable to shareholders	149	170
Other current liabilities	13,423	12,491
Total current liabilities	81,248	65,871
Long-term debt, excluding current portion	7,745	1,662
8% convertible debentures	1,531	—
Other long-term liabilities	7,321	3,148
Total liabilities	97,845	70,681
Commitments	—	—
Shareholders’ equity:
Preferred shares	—	—
Common shares and additional paid-in capital	47,459	41,285
Retained earnings	699	17,577
Cumulative other comprehensive income (loss)	123	(443)
Treasury shares	(613)	(613)
Total shareholders’ equity	47,668	57,806
Total liabilities and shareholders’ equity	$145,513	$128,487